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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-41623) and related Prospectus of Coinmach Corporation for the registration of up to $296,655,000 of its 11 3/4% Series D Senior Notes due 2005, and to the inclusion and incorporation by reference therein of our report dated May 13, 1997 (except for Note 7b., as to which the date is June 2, 1997), with respect to the consolidated financial statements of Coinmach Corporation included in Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended March 28, 1997, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Melville, New York
December 18, 1997